 Exhibit 99.1

Press Release

Vuzix Reports 2025 Financial Results and Positions Waveguide and OEM Businesses for Next Phase of Smart Glasses Growth

ROCHESTER, N.Y., March 12, 2026 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of AI-driven smart glasses, waveguides and Augmented Reality (AR) technologies, today reported its fourth quarter and full year financial results for the year ended December 31, 2025.

“In 2025, we made meaningful progress in strengthening the foundation of Vuzix. We delivered modest revenue growth in products and engineering services, reduced operating cash usage by approximately $5.0 million, and achieved important milestones across our OEM and waveguide initiatives. We believe those actions position the Company for stronger growth and improved operating leverage in 2026.” said Paul Travers, President and CEO of Vuzix. “Most notably, we also achieved an important milestone in our partnership with Quanta Computer. By meeting specific yield and production run-rate targets, we secured the full funding of Quanta’s contemplated $20 million equity investment and advanced our joint supply and sales relationship.”

“Strategically, 2025 also marked an important evolution in how Vuzix is positioning its business. While our branded enterprise smart glasses business continues to provide revenue, customer insight and market credibility, Vuzix is advancing its role as a technology and solutions provider built around OEM smart glasses solutions, waveguides, and display system relationships and our expanding engagement with strategic partners and customers during this past year supports this foundational shift.”

The following table compares condensed elements of the Company’s summarized Consolidated Statements of Operations data for the fourth quarters and years ended December 31, 2025 and 2024, respectively. Readers should refer to Vuzix’ Form 10-K for the year ended December 31, 2025 for additional information as well as disclosure of important risk factors:

	Three Months Ended December 31 (unaudited – in 000s)		Twelve Months Ended December 31 (audited – in 000s)
	2025	2024	2025	2024
Sales:
Sales of Products	$1,411	$1,069	$4,677	$4,487
Sales of Engineering Services	832	204	1,604	1,267
Total Sales	2,243	1,272	6,281	5,755
Cost of Products and Eng. Services	1,629	2,058	6,840	7,186
Inventory Obsolescence	238	4,168	503	4,168
Gross Profit (Loss)	375	(4,953)	(1,062)	(5,600)

Operating Expenses:
Research and Development	4,513	2,220	12,626	9,626
Selling and Marketing	1,441	1,946	5,479	8,191
General and Administrative	2,339	4,289	11,632	17,230
Depreciation and Amortization	360	425	1,603	2,995
Loss on Fixed Asset Disposal	107	16	107	28
Impairment on Intangible Asset and Equity Investment	-	-	-	30,301
Loss from Operations	(8,384)	(13,850)	(32,508)	(73,971)

Total Other Income (Expense)	(231)	193	235	433

Net Loss	(8,615)	(13,656)	(32,273)	(73,538)
Preferred Stock Dividends	(38)	-	(62)	-
Loss Attributable to Common Shareholders	$(8,653)	$(13,656)	$(32,335)	$(73,538)
Loss per Share	$(0.12)	$(0.16)	$(0.42)	$(1.08)

Fourth Quarter 2025 Financial Results

For the three months ended December 31, 2025, total revenues were $2.2 million as compared to $1.3 million in the prior year’s comparable fourth quarter. The revenue increase was due to higher product sales, specifically M400 smart glasses, and substantially greater engineering services sales from defense and security agency customers.

For the fourth quarter ended December 31, 2025, the net loss attributable to common shareholders was $8.7 million or $0.12 per share as compared to a loss of $13.7 million or $0.16 per share for the fourth quarter of 2024.

Full Year 2025 Financial Results

For the full year ended December 31, 2025, total revenues were $6.3 million, as compared to $5.8 million in 2024. Product revenues for the year increased 4% to $4.7 million due primarily to increased unit sales of M400 smart glasses versus the 2024 year. Sales of engineering services revenues recognized for the year ended December 31, 2025, increased to $1.6 million as compared to $1.3 million in the same period of 2024.

There was an overall gross loss of $1.1 million for the full year ended December 31, 2025 as compared to a gross loss of $5.6 million for the same period in 2024. Included in Total Cost of Sales for 2025 were inventory obsolescence provisions of $0.5 million, as compared to provisions of $4.2 million for the 2024 year.

Research and Development expense was $12.6 million for the year ended December 31, 2025 as compared to $9.6 million in 2024, an increase of 31% due primarily to a $2.6 million increase in external LX1 smart glasses and waveguide products development costs.

Selling and Marketing expense was $5.5 million for the year ended December 31, 2025 as compared to $8.2 million in 2024, a decrease of 33%. The reduction was largely due to a $1.2 million net decrease in bad debt expense and a $0.8 million decrease in cash salary and benefits related expenses driven by headcount decreases.

General and Administrative expense was $11.6 million for the full year ended December 31, 2025 as compared to $17.2 million in 2024, a decrease of 32%. The decrease was largely due to a $4.9 million decrease in non-cash stock-based compensation expense.

The net loss attributable to common shareholders for the full year ending December 31, 2025 was $32.3 million or $0.42 per share versus a net loss of $73.5 million or $1.08 per share for the same period in 2024.

Net cash flows used in operating activities for 2025 was $18.8 million as compared to the prior year’s total of $23.7 million.

As of December 31, 2025, the Company maintained cash and cash equivalents of $21.2 million and an overall working capital position of $22.3 million.

Management Outlook

"As we move through 2026, we expect a broader and more diversified business to take shape, driven by opportunities across OEM custom smart glasses programs, defense and government agency initiatives, and waveguide-related activities. We believe defense and security-related opportunities are becoming an increasingly important part of the strategic landscape for Vuzix, where our made in the USA waveguide design and manufacturing can provide meaningful advantages. Our branded products will continue to play a focused strategic role in supporting and enabling those broader growth efforts,” said Mr. Travers. “At the same time, the broader smart glasses market should continue to evolve, driven by advances in platform ecosystem development, hardware and AI. Against this backdrop, Vuzix will continue to invest in waveguide innovation and the expansion of strategic relationships geared toward capitalizing on this market.”

Conference Call Information

Date: Thursday, March 12, 2026

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=MMS7zN8c

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss business, operational and financial highlights for the fourth quarter and full year ended December 31, 2025.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on March 12, 2026, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13759109.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of AI-powered Smart Glasses, Waveguides and Augmented Reality (AR) technologies, components and products for the enterprise, medical, defense and security agency and consumer markets. The Company’s products include head-mounted smart personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well OEM waveguide optical components and display engines. Vuzix holds more than 500 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and the augmented reality wearables field. The Company has won over 20 Consumer Electronics Show (or CES) awards for innovation since 2005 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; and Kyoto and Okayama, Japan. For more information, visit the Vuzix website, X and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, smart glass pilot to roll-out conversion rates, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com